Exhibit 3.2

14) 00 2/ 00 5 - St:.lte of Del.aare secret.try o:f state D iri don ol Co?poration. Deliwz:ed 09 : 40 M 01/18/2011 P'IIZ1l 09 : 40 Rf 1/18 / 2011 SRV 011881289 - 2540765 FOIZ CERTIFICATE OF DESIGNATION OF CONVERTIBLE PREFERRED SERIES "B" STOCK OF KING RESOURCES, INC. It is hereby oertified that 1 . The name of the Corporation is King Resources, Inc. . [hereinafter called the " ':.Ol'J)Oratlon ' 1 , 2 . The Certificate of Incorporation, as amended, of the Corporation authorizes the Issuance of ten million (10,000,000) shares of Preferred Stock , $0.001 pa r •ue . and expressly vesta In the Board of Directors of the Corporation the autho r ity provided therein to Issue any or all of said shares in one or more Series B and by resolution or reeolutlons, the designation, number, full or limited voting power&, or the denial of voting powera, preferen088 and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions , and other distinguishing characteristics of each series to be Issued. 3 . Toe Board ofDirectors of the Corporation , pursuant to the authortty expressly vested In It as aforesaid, has adopted the following resolutions creating a Series " B" Convertille Issue of Preferred Stock: "RESOLVED, that the Board ofDirectors hereby fixes and determines the designation of the number of shares and the rights, preferences, prlvUeges and nMtrlctlons relating to the Convertible Preferred Serles B Stock, as follows: (a) Designation . The ae riesof Preferred Stock created hereby s hall be destnated the Convertible Preferred Series • s • Stock [the " ConvertJble Preferred series B S1ock1 . (b) Authorized Shares . The number of authorized shares of Convertible Preferred Series B Stock shall be ten mUllon (10,000,000) shares . (c) Liquidation Rights . In the event of eny llquldatlon , dissolution orwlndlng up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if at')Y , the Hold&r$ of Convertible Preferred Selie& 8 Stock and parity capital stock, If any , shell be entitled to receive, prior andInpreference to any distribution of any of the assets or surplus funds of the Corporation to th e Holders of junior capital stock, including Common Stock, an amount equal to $.125 per share [ the "Liquidation Preferem:e1 . I t upon such liquidation, dissolution or winding up of the Corporation, the or the Corporation available for distribution to the Holdere of the Convertible Preferred Serles B Stock and partly capiuil stock , If any, shall be insufficient to permjt in full the payment of the Liquidation Preference . then all such assets - of the Corporation shall be distributed ratably among the Holders of the Convertl:>le : Preferred Seri8s B Stock and parity capital stock , if any . Neith e r the consolld8'ion ' merger of the flj 00 3 /00 5 Corporadon nor the sale , lease or transfer by the Corporation of all or a part of Its aseets ehaD be deemed a liquidation , dissolution or winding up of the Corporation ht purposes this Section (0). (d) Ojyjdends . The Convertible Preferred Series B Stock lanot entitled to receive any dividends in any amount dumg wh i ch such &hares ere outstanding . (e) Conversion RlgtJ11 . Each share of Converti>le Preferred Series B stock shall be convertible, at the option of the Holder, into one thousand (1,000) fully paid and nonalS888Qble shares of the Corporation's Common Stock . The foregoing OOOll8r8ion calculation shall be hereinafter referred to as the " Conversion Ratio ." (i) Coowrsion Procedure . Upon written notice to the Holder, the Holder shall effect oonveraions by surrendering the certlflcate(s} repl'8&8ntlng the Convertible Preferred Serles B Stock to be converted to the Corporation, together with a fonn of conversion notice satisfactory to the Corporation, which shall be Irrevocable . Not later than five [5] business days after the conversion date, the · Corporation will deliver to the Holder , (Q a certificate or certificates , which shall be & ij bjed to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion: provided, however , that the Corporation shall not be obligated to Issue such certificates until the Convertible Preferred Serles B Stock is delivered to the Corporation. If the Corporation does not deliver such oertfficats(s) by the date required under this paragraph (e) (I), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certiflcate(s) , to receive one thousand (1,000) Convertible Preferred Series B Stock shares for f!NefY week the Corporations falls to deliver Common Stock to the Holder . (I I ) Adluatments on Stock Splits. Dividends and Plstabutlona . If the Corporation, at any time while any Convertible Preferred Serles B Stock Is outstanding , (a) shaU pay a stock dividend or otherwise make a distribution or dl a tri>utlona on shares of Its Common Stock payable In shares of Its capital stock [whether payable In shares of Its Common Stoel< or of capital stock of any class], (b) subdivide outstanding shares of Common Stock Into a larger number of sha1'88, (c) combine outstanding shares of Common Stock into a smaller number of ahares, 01' (d} luue reclassification of shares of Common Stock for any shares of capital 81ock d the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock i ssuable by a fraction of which the Aumerator shall be the number of shares of Common stock of the Corporatlon outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event Any adjustment made pursuant to this paragraph (e)(Ui) shall become effective Immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date In the case of a subdivielon, combination or recla88iflcatlon . Whenever the Conversion Ratio I s adjusted pursuant to this paragraph, the Corporation shaU promptly mall to the fi!I0 0 4/0 05 - Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requlrfng such adjustment. , 011} Adlustments on Reclassifications, Con † Olidations and Mergers . In case of reclassification of the Common Stock, any oonsolidation ormerger of the Corporation with or Into another person, the sale or transfer of all or substantlally all of the assets of the Corporation or any oompulsory share exchange pursuant to which the Common Stock la converted into other securities, cash orproperty, then each Holder of Convertible Preferred Series B Stoat then outstanding shallhave the right thereafter to convert such Convertible Preferred Serie$ B Stock only into the shares of stock and other securities and property 1'9COivable upon or deemed to be held by Holders of Common Stock following such reclassiflcstjon , consolidation , merger, sale, transfer or share exchange, and the Holder shallbe entitled upon S a ch event to receive such amount of securities or property as the shares of the Common Stock into which such Converti>le Preferred Serlea B Stock could have been converted Immediately prior to such recla&sification, consolidation,merger , &ale, transfer or share exchange would have been entitled. The terms of any 8UCh consoldatlon, merger, sale,transfer or share exchange ahall Include such terms so as to continue to give to the Hokier the right to receive the securities or property set forth in this paragraph (e}(lv} upon any convenslon following such consolkfatlon, merger, sale, transfer or share exchange. This provision shall slmllar1y apply to successive reclassiflcatlons , conaolldatlons , mergers, aales, transfers or share exchanges. (Iv) Fractional Shares: issuance Expenses . Upon a converaion of Convertible Preferred Series B Stock, the Corporation shaM not be required toIssue stock certificates representing fractions of Gh8fes of Common Stock, but shall issue that number ofshares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common stock on conversion of Conve111ble Pref'8rred Series B Stock shall be made without charge to the Holder 0r any documentary stamp or slmUar taxes that may be payable in respect of the Issue or delivery of such certfflcate, provided that the Corporation' shall not be required to pay any tax that may be payable In respect of any transfer Involved In the Issuance and dellvery of any such certificate upon conver&lon Ina name other than that of the Holder, and the Corporation shallnot be required toIssue or deliver such certificates unless or until the person or persons reqlJetltlog the issuance thereof shallhave paid to the COfJ)OfBtion the amount or such tax or shall have established to the satisfaction or the Corporation that such tax has been paid. (f) Voting Rights . Except as otherwise expressly provided herein or as required by law, the Holders of shares of Convertible Preferred Series El Stock shall be entitled to vote on any and all matters considered and voted upon tfy the Corpora •s Common Stock . The Holders of the Convertible Preferred · Series a St:oek shall be entitled to one thousand (1,000) votes per share of Convertibl PrefemJCI Series B Stock. . . ' f ' ,

(g) Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Convertible Preferred Series B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Convertible Preferred Series B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Convertible Preferred Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Convertible Preferred Series B Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

IN WITNESS WHEREOF, said King Resources, Inc. has caused this Certificate to be signed by Roxanne Rojas, its sole Director.

King Resources, Inc.

By: ______________________

Roxanne Rojas, Sole Director
King Resources, Inc.

By: ______________________

Roxanne Rojas, Sole Director

PROVIDENCE OF Florida)

MUNICIPALITY OF Hillsborough) ss.

On this the 21 day of December, 2010, before me, the undersigned Notary Public, personally appeared Roxanne Rojas, proven to me on the basis of satisfactory evidence to be the persons whose name is subscribed to the within instrument and acknowledged to me that he executed the same in the authorized capacities and that by his signature on this instrument, the person, or the entity upon behalf of which the person acted, executed this instrument.

WITNESS my hand and official seal.

CARMEN A. ROMAN
MY COMMISSION # DD 705135
EXPIRES: August 14, 2011
Bonded Thru Notary Public Underwriters

____

Notary Public

produced - Ontario Driver License
R6188-67927-55710
Roxanne D. Rojas